UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2005

Applied Micro Circuits Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-23193	94-2586591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6290 Sequence Drive, San Diego, California 92121

(Address of principal executive offices)

(858) 450-9333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2005 the Board of Directors of Applied Micro Circuits Corporation (“AMCC” or the “Company”) appointed Robert G. Gargus, 54, as AMCC’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer, effective October 10, 2005. Mr. Gargus succeeds Jeffery A. Blazevich who has been serving as acting Chief Financial Officer and Chief Accounting Officer and will remain employed by AMCC as its Vice President and Controller.

Prior to joining AMCC, Mr. Gargus had been employed at Open-Silicon, Inc., a fabless semiconductor company, since June 2005. Previously Mr. Gargus served as Chief Financial Officer of Silicon Image, Inc., a fabless semiconductor company, from October 2001 to May 2005. Mr. Gargus was employed by Telcom Semiconductor, Inc., a semiconductor company, from May 1998 to April 2001, most recently as President and Chief Executive Officer.

The registrant is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The Company has entered into a letter agreement with Mr. Gargus which sets forth the terms of his at will employment by the Company. Mr. Gargus will receive a base salary at an annual rate of $250,000 and will be eligible to participate in any annual bonus program established by AMCC’s Compensation Committee. His bonus will be targeted at 40 percent of his base salary. On his employment start date, Mr. Gargus will be granted options to purchase an aggregate of 350,000 shares of the Company’s common stock under the Company’s 1992 Stock Option Plan and standard form of option agreement. The options will have a term of ten years and vest over a four-year period. Thirty-three percent of the options will have an exercise price equal to 110 percent of the fair market value of the common stock on the grant date. The balance of the options will have an exercise price equal to 100 percent of the fair market value of the common stock on the grant date. The letter agreement provides that if Mr. Gargus’ employment is terminated within 12 months of a change of control, he will receive a separation payment equal to 12 months of base salary, less applicable withholdings and deductions.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: September 27, 2005	By:	/s/ Kambiz Hooshmand
Kambiz Hooshmand
President and Chief Executive Officer

3.